P
Portman
Limited

11 June 2007	ABN 22 007 871 892 Level 11 The Quadrant 1 William Street Perth 6000 Western Australia GPO Box W2017 Perth, 6001 Tel: Fax:	61 8 9426 3333 61 8 9426 3344

(3 pages in total)

The Announcements Officer
Australian Stock Exchange (Sydney) Limited
Level 10
20 Bond Street
SYDNEY NSW 2001

Electronically Lodged

Dear Sir

QUARTERLY EARNINGS FOR THE PERIOD ENDED 31 MARCH 2007

Please find attached Portman’s Quarterly Earnings for the period ended 31 March 2007.

Yours faithfully

/s/ C. M. Rainsford
CM Rainsford
Company Secretary
PORTMAN LIMITED

PORTMAN LIMITED

P

A.B.N. 22 007 871 892
QUARTERLY EARNINGS FOR THE PERIOD ENDED 31 MARCH 2007

PORTMAN LIMITED REPORTS FIRST-QUARTER EARNINGS

Perth, WA — June 11, 2007 — Portman Limited (ASX: PMM) today reported a first-quarter 2007 unaudited net income of $28.9 million or 16.49 cents per share. (All per-share amounts are “diluted.”). This compares with net income of $16.8 million or 9.58 cents per share in the first quarter of 2006.

Following is a summary:

	(In Millions Except Per Share)
	First Quarter
	2007	2006
Sales Tonnes	1.9	1.5
Sales Revenue	$128.4	$84.0
Net profit before tax	$41.3	$24.0
Net profit after tax:
Amount	$28.9	$16.8

Cents per share	16.49	9.58

Depreciation and Amortisation	$5.8	$4.4
Capital additions	$1.5	$20.1
* There were $0.6 and $9.8 million of non-cash additions at 31 March 2007 and 2006 respectively.

•	First quarter sales margin of $44.7m increased $17.9m compared with the first quarter of 2006. The increase in sales margin was due to higher sales prices and volume, partially offset by higher production costs.

•	Sales revenue of $128.4 million on 1.9 million tonnes in the first quarter of 2007, was $44.4 million higher than the same period in 2006, due primarily to higher sales prices, $27.3 million and the effect of a 0.4 million tonne sales volume increase $25.4 million. This was partly offset by exchange rate, $5.1 million and sales mix $3.2 million.

•	Costs of goods sold and operating expenses of $89.0 million in the first quarter of 2007, increased $27.9 million compared to the same quarter in 2006, primarily reflecting the effects of higher volume, $13.3 million, increased waste movement $7.0 million and increased unit production costs, $5.0 million. Increased exploration and evaluation expenditure also contributed an additional $1.2 million.